Exhibit 99.2
Prestige Brands Holdings, Inc.
Pro Forma Financial Information Introduction
(unaudited)

The accompanying unaudited pro forma consolidated balance sheet as of September 30, 2010 has been prepared to reflect the acquisition of Blacksmith Brands Holdings, Inc. ("Blacksmith"), by Prestige Brands Holdings, Inc., giving effect to the transaction as if it had occurred on September 30, 2010. The balance sheet includes unaudited results of Prestige Brands Holdings, Inc. at September 30, 2010 and the audited results of Blacksmith Brands Holdings, Inc. at October 31, 2010.

The accompanying unaudited pro forma condensed consolidated statements of operations for the twelve months ended March 31, 2010 and the six months ended September 30, 2010 are prepared giving effect to the transaction as if it occurred on April 1, 2009. For Prestige Brands Holdings, Inc., the condensed statements of operations include twelve month audited results at March 31, 2010 and six month unaudited results at September 30, 2010. For Blacksmith Brands Holdings, Inc., the condensed statements of operation include twelve month audited and six month unaudited results at October 31, 2010.

It is management's opinion that these pro forma financial statements represent the fair presentation, in all material respects, of the transaction described above applied on a basis consistent with Prestige Brand Holdings, Inc.'s accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.

The unaudited pro forma financial statements are not intended to reflect the results of the operations or the financial position of Prestige Brands Holdings, Inc., which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

Prestige Brands Holdings, Inc.
Pro Forma Balance Sheet
September 30, 2010
(unaudited)
(dollars in thousands)

	Prestige Brands Holdings, Inc.	Blacksmith Brands Holdings, Inc.	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$55,032	$2,507	$3,530	(a)	61,069
Accounts receivable-trade, net of allowances	32,256	17,473			49,729
Accounts receivable-other	—	1,198			1,198
Inventories	24,997	16,201	7,000	(b)	48,198
Prepaid expenses	3,203	44			3,247
Deferred income taxes	6,663	738			7,401
Current assets of discontinued operations	14				14
Total current assets	122,165	38,161	10,530		170,856

Property and equipment, net	1,207	226			1,433
Goodwill	111,489	4,913	3,687	(c)	120,089
Intangible assets	549,855	83,820	83,580	(c)	717,255
Other long term assets	6,456	482			6,938
Total assets	$791,172	$127,602	$97,797		$1,016,571

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	1,500	$2,750	(2,750)	(a)	1,500
Accounts payable	13,980	6,966			20,946
Accrued expenses	16,340	4,004			20,344
Income taxes payable	—	2,994			2,994
Total current liabilities	31,820	16,714	(2,750)		45,784

Long-term debt, net of unamortized discount	290,342	49,502	160,498	(a)	500,342

Deferred income tax liability	117,630	1,434			119,064

Total liabilities	439,792	67,650	157,748		665,190

Stockholders' equity:
Preferred Stock	—	54	(54)	(d)	—
Common Stock	502	61	(61)	(d)	502
Additional paid-in capital	385,771	54,337	(54,336)	(d)	385,772
Treasury stock	(114)	—			(114)
Retained earnings	(34,779)	5,500	(5,500)	(d)	(34,779)
Total stockholders' equity	351,380	59,952	(59,951)		351,381
Total liabilities and stockholders' equity	$791,172	$127,602	$97,797		$1,016,571

The accompanying notes are an integral part of these financial statements.

Prestige Brands Holdings, Inc.
Pro Forma Statement of Operations
For the Six Months ended September 30, 2010
(unaudited)
(dollars in thousands)

	Prestige Brands Holdings, Inc.	Blacksmith Brands Holdings, Inc.	Pro Forma Adjustments		Pro Forma

Net sales	$149,538	$51,480	$0		$201,018
Cost of goods sold	68,977	22,778	—		91,755
Gross profit	80,561	28,702	—		109,263

Operating, general and administrative expenses	31,240	13,285	—		44,525
Income from operations before depreciation and amortization	49,321	15,417	—		64,738

Depreciation	319	113	—		432
Amortization	4,504	—	269	(e)	4,773
Income from operations	44,498	15,304	(269)		59,533

Interest expense, net	10,835	3,679	3,500	(f)	18,014
Other expense	290	—	—		290
Income before income taxes	33,373	11,625	(3,769)		41,229

Income tax expense ( benefit )	12,745	4,831	(1,440)	(g)	16,136
Net income	$20,628	$6,794	(2,329)		$25,093

The accompanying notes are an integral part of these financial statements.

Prestige Brands Holdings, Inc.
Pro Forma Statement of Operations
For the Twelve Months ended March 31, 2010
(unaudited)
(dollars in thousands)

	Prestige Brands Holdings, Inc.	Blacksmith Brands Holdings, Inc.	Pro Forma Adjustments		Pro Forma

Net sales	$292,601	$85,144	$0		$377,745
Cost of goods sold	139,157	43,042	—		182,199
Gross profit	153,444	42,102	—		195,546

Operating, general and administrative expenses	65,118	19,466	—		84,584
Income from operations before depreciation and amortization	88,326	22,636	—		110,962

Depreciation	645	275	—		920
Amortization	9,356	—	538	(e)	9,894
Income from operations	78,325	22,361	(538)		100,148

Interest expense, net	22,935	7,371	6,604	(f)	36,910
Other expense	905	—	—		905
Income before income taxes	54,485	14,990	(7,142)		62,333

Income tax expense ( benefit )	22,370	6,298	(2,728)	(g)	25,940
Net income	$32,115	$8,692	(4,414)		$36,393

The accompanying notes are an integral part of these financial statements.

Prestige Brands Holdings, Inc.
Notes To Pro Forma Combined Financial Statements
(unaudited)

BASIS OF PRO FORMA PRESENTATION

On November 1, 2010, Prestige Brands Holdings, Inc. ("Prestige" or the "Company"), acquired all of the issued and outstanding equity securities of Blacksmith Brands Holdings, Inc. ("Blacksmith") from all of Blacksmith's stockholders pursuant to a Stock Purchase Agreement (the "Acquisition").  The total purchase consideration for the Acquisition was $190 million plus a working capital adjustment of $13.4 million (subject to a post-closing reconciliation process), all of which was paid in cash on the closing date of the Acquisition, November 1, 2010 (the “Closing Date”).

The Company, its wholly-owned subsidiary Prestige Brands, Inc. (the “Issuer” or the "Borrower"), and certain subsidiaries of the Company completed an offering of $100 million in aggregate principal amount of Senior Notes due 2018 (the “New Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes, which priced on October 22, 2010, yielded proceeds to the Company of approximately $100.3 million plus accrued interest at a rate of 8.25% per annum from October 1, 2010. Interest on the New Notes will be payable semi-annually commencing April 1, 2011. The New Notes will mature on April 1, 2018. Delivery of, and payment for, the New Notes was made on November 1, 2010. The New Notes have the same terms and will be part of the same series as the Issuer's existing 8.25% Senior Notes due 2018 issued in March 2010 (the “Existing Notes”). The New Notes are fully and unconditionally guaranteed by the Company and its domestic subsidiaries. Also, on November 1, 2010, the Borrower, the Company and certain subsidiaries of the Company entered into an increase joinder (the “Increase Joinder”) to the existing Credit Agreement dated as of March 24, 2010, among the Borrower, the Company, Bank of America, N.A., as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and a syndicate of financial institutions and institutional lenders (the “Senior Secured Credit Facilities”). Pursuant to the terms of the Increase Joinder, Bank of America, N.A. and Deutsche Bank Trust Company Americas agreed to extend additional term loans and revolving credit commitments to the Borrower under the Senior Secured Credit Facilities. The net proceeds of the New Notes and Increase Joinder were used to pay purchase price consideration in connection with the Acquisition and for general corporate and working capital purposes.

The unaudited pro forma statement of operations for the six and twelve months ended September 30, 2010 are based on the historical financial statements of Prestige and Blacksmith and give effect to the Acquisition and related financings as if they had occurred on April 1, 2009.

Pro forma adjustments were made to reflect:

·	Prestige's acquisition of Blacksmith, and

·	The yield and resulting interest of the New Notes and the Increase Joinder.

The accounting for the Acquisition, including the purchase price allocation, is dependent upon certain valuations and other studies that have yet to be finalized.  A final determination of these fair values may change the allocation of the purchase price, which could affect the fair values assigned to the assets and liabilities, which could result in a material change to the unaudited pro forma combined statement of operations including potential changes in fair value assigned to intangible assets and estimated useful lives, which could result in a significant change to the related amortization expenses.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that the Company believes are reasonable under the circumstances. The unaudited pro forma combined statement of operations is presented for information  purposes only and does not purport to represent what our actual consolidated results of operations would have been had the Acquisition and related financings actually occurred on the date indicated, nor are they necessarily indicative of future consolidated results of operations.

  PRELIMINARY PURCHASE PRICE

The following table summarizes the preliminary purchase price for the Acquisition (in millions):

Costs of Acquisition
Cash paid upon closing	$203.4
Total costs of acquisition	$203.4

PRELIMINARY PURCHASE PRICE ALLOCATION

The Company is in the process of assessing the fair value of assets acquired and the liabilities assumed. The preliminary allocation of the purchase price is based on the best information available to management at the time that these unaudited pro forma combined financial statements were filed and is provisional pending, among other things, the finalization of the valuation of selected items. During the measurement period (which is not to exceed one year from the Closing Date), Prestige is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the Closing Date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. Prestige may adjust the preliminary purchase price allocation after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates. The following table summarizes the preliminary allocation of the Acquisition purchase price based on the estimated fair value of the acquired assets and assumed liabilities (in millions):

Inventory	$23.2
Net Working Capital, excluding Inventory	8.0
Fixed Assets	0.2
Other Assets (Liabilities)	(1.0)
Net assets acquired	$30.4

Excess of costs of acquisition over net assets acquired	$173.0

Under purchase accounting rules, Prestige revalued the acquired finished goods inventory to fair value, which is defined as the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit allowance for Prestige's selling effort. Prestige revalued the acquired property and equipment using the cost approach which is based on the amount required to replace similar assets.

Certain trade names of Blacksmith's brands have been recorded as indefinite-lived and definite-lived intangible assets. The definite-lived intangible asset is expected to have estimated useful lives of fifteen years.  The definite-lived intangible asset is being amortized on a straight-line basis as this is the most reliable representation of how the economic benefits of the asset is realized. Amortization expense of the trade name is classified as general and administrative expense.

Goodwill represents the purchase price in excess of the amounts assigned to acquired tangible or intangible assets and assumed liabilities. Amounts allocated to goodwill are tax deductible in all relevant jurisdictions. The goodwill is attributable to the synergies expected to arise as a result of the acquisition.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed on the Closing Date of the Acquisition.  Adjustments resulting from the final allocation of purchase price may be material.

PRO FORMA ADJUSTMENTS

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Prestige and Blacksmith filed consolidated returns for the periods presented.

ADJUSTMENTS TO UNADUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(a) New Notes, Increase Joinder and Excess Cash - To record the additional debt (New Notes and Increase Joinder) of $210.0 million used to finance the acquisition, payment of Blacksmith's old debt of $52.3 million and to record the remaining cash not used in the purchase transaction of $3.5 million.

(b) Inventory Fair Value - To record the acquired inventory to the estimated fair value of $23.2 million from the original Blacksmith book value of inventory. The six and twelve month pro forma financial statements do not reflect any potential increase in cost of goods sold due to this mark up of inventory to estimated fair value.

(c) Goodwill and Intangible Assets - To record the acquired goodwill and intangible assets to the estimated fair value of $8.6 million and $167.4 million, respectively.

(d) Purchased Equity - To record the elimination of equity on the Blacksmith balance sheet in accordance with purchase accounting rules.

(e) Amortization - To record amortization expense of the acquired intangible assets, whose useful lives is fifteen years.  Amortization of trademarks is charged to general and administrative expenses. The following table summarizes expected amortization expense related to the newly acquired indefinite-lived intangible asset (in millions).

	Estimated Useful Life	Six Month Amortization Expense	Twelve Month Amortization Expense
Trademarks	15	$0.3	$0.5

(f) Interest from New Notes and Increased Joinder - In connection with the Blacksmith acquisition, adjustments are recorded to reflect interest expense of approximately $3.5 million and $6.7 million related to the New Notes and Increase Joinder, including amortization of deferred financing fees and discounts, for the six and twelve months periods presented, respectively.

(g) Tax effect of pro forma adjustments - To record the tax impact of the pro forma adjustments at the company's tax rate of 38.2%